Exhibit 99.1

December 30, 2008

Mrs. Virginia K. Shehee
Chairman of the Board
International Star, Inc.
P.O. Box 7202
Shreveport, Louisiana 71137

Dear Mrs. Shehee,

This is to inform you of my decision to resign my position as a director on the Board of Directors of International Star, Inc. effective January 2, 2009. I have come to this decision primarily due to the increasing demands on my time and attention by my professional practice and my family obligations.

I would like to express the great admiration and deep respect I have always had for you. I am especially grateful for all your efforts to make International Star a successful venture for all the shareholders.

I also express my appreciation for the company president, Mr. Sterling Redfern; the secretary/treasurer, Mrs. Jacqulyn Wine; and the consultant to the board, Mr. Brian Morrison, who have worked in the face of many challenges to give value to the company on behalf of the shareholders. Their work to make International Star successful is especially appreciated in the light of the obstacles produced by these extremely difficult economic times.

My best wishes are for you and the company in the year ahead.

Sincerely,

/s/ Joe C. Rice
Joe C. Rice

Cc: Sterling M. Redfern, President